Exhibit 99.1

FOR IMMEDIATE

RELEASE

Burlington Stores, Inc. Announces Operating Results for the

First Quarter Ended May 3, 2014

•	For the 13 weeks ended May 3, 2014 compared with the 13 weeks ended May 4, 2013

•	Comparable store sales increased 2.7%

•	Net sales rose 5.9%

•	Adjusted EBITDA increased 16.1%, or $12.8 million

•	Adjusted EPS increased to $0.25 from $0.08 last year

•	Comparable store inventory decreased 11.3%

BURLINGTON, New Jersey; June 10, 2014—Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the first quarter ended May 3, 2014.

Tom Kingsbury, President and Chief Executive Officer stated, “We are extremely pleased with our solid results in the first quarter as we continued to build upon our momentum from 2013 with both strong sales and bottom line performance. We achieved a comparable store sales increase of 2.7%, on top of a 3.4% increase last year, which we believe is a direct result of the continued improvement in the execution of our off-price model. We remain focused on delivering great value, brands and fresh product to our customers every day as well as executing our growth initiatives to improve comparable store sales, expand our retail store base and enhance our operating margins.”

Note regarding Non-GAAP financial measures

The following discussion includes references to Adjusted EBITDA, Adjusted Net Income, and Pro Forma Adjusted EPS. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

First Quarter Fiscal 2014 Operating Results (for the 13 week period ended May 3, 2014 compared with the 13 week period ended May 4, 2013):

•	Comparable store sales increased 2.7% primarily due to improved execution of the off-price model.

•	Net sales increased 5.9%, or $63.3 million to $1,128.3 million. This increase includes the 2.7% increase in comparable store sales, as well as an increase of $40.3 million from new and non-comparable stores.

•	Gross margin expanded by 80 basis points to 38.1% from 37.3% last year, primarily due to improved execution. This more than offset an approximate 30 basis point increase in product sourcing costs that are included in selling and administrative expenses.

•	Selling and administrative expenses (“SG&A”), exclusive of advisory fees, as a percentage of net sales were 30.8% vs. 30.7% last year. As noted above, the Company experienced increased product sourcing expenses included in SG&A to process goods through its supply chain, as well as buying costs. This was offset by positive leverage from other expenses, primarily store payroll. The quarter also benefited from 15 to 20 basis points in expenses that will shift to the second quarter.

•	Adjusted EBITDA increased 16.1%, or $12.8 million, to $92.3 million. Sales growth along with gross margin expansion more than offset the increase in the Company’s increased selling and administrative expenses and led to a 70 basis point expansion in Adjusted EBITDA as a percent of net sales.

•	Depreciation and amortization expense, exclusive of net favorable lease amortization, decreased $0.5 million to $34.6 million.

•	Interest Expense decreased $7.8 million to $26.6 million from last year, driven by interest savings related to the principal payments over the last twelve months on the Company’s Holdco Notes and Term Loan. In addition, the Company realized savings as a result of the 2013 Term Loan refinancing.

•	Adjusted tax expense was $12.5 million compared to $4.0 million last year. The adjusted effective tax rate was 40.2% vs. 39.6% last year. The increase in the tax rate is the result of certain tax credits recorded in last year’s first quarter.

•	Adjusted Net Income was $18.6 million vs. $6.1 million last year, or $0.25 per pro forma diluted share vs. $0.08 last year. Pro forma diluted shares outstanding were 75.5 million vs. 72.4 million last year.

Other First Quarter Highlights:

•	Cash and cash equivalents totaled $69.5 million vs. $133.0 million at year end, with the decrease primarily due to the redemption of $58.0 million of Holdco Notes in April.

•	Merchandise Inventories were $707.6 million vs. $727.2 million at the end of the first quarter last year. Ending inventory included approximately $161.8 million related to pack and hold purchases vs. approximately $137.2 million last year, representing 23% of inventory versus 19% last year. Comparable store inventory decreased 11.3% compared with the end of the first quarter last year.

•	During the first quarter 2014, the Company opened two new stores and ended the quarter with 523 stores.

Fiscal 2014 Outlook

The Company expects to deliver performance consistent with previously stated full year targets. Specifically:

•	Net sales to increase in the range of 5.8% to 6.8%;

•	Comparable store sales to increase between 2% to 3%;

•	25 net new stores to be opened during the year;

•	Adjusted EBITDA margin expansion of 10 to 20 basis points for the full year;

•	Interest expense is expected to approximate $103 million;

•	Tax rate is expected to approximate 40%; and

•	Fully Diluted Adjusted Net Income is expected in the range of $1.25 to $1.35 per share, utilizing a fully diluted share count of 75.5 million shares.

For the second quarter of Fiscal 2014 (the 13 weeks ending August 2):

•	Comparable store sales are expected to increase 2% to 3% and net sales are expected to increase between 5% and 6%;

•	Adjusted Net Loss per share is expected in the range of $(0.12) to $(0.09) vs. $(0.18) per share last year, utilizing a basic share count of 73.7 million shares;

•	The Company expects to open one new store and close one store during the quarter resulting in a total store count of 523 at the end of the second quarter.

First Quarter 2014 Conference Call

The Company will hold a conference call on Tuesday, June 10, 2014 at 8:30 a.m. Eastern Time to discuss the Company’s first quarter Fiscal 2014 results. The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562. The conference ID is 13582911. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available after the conclusion of the call on June 10, 2014, through June 17, 2014. The U.S. toll-free replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517. The replay passcode is 13582911. Additionally, a replay of the call will be available on the investor relations page of the company’s website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

The Company, through its wholly-owned subsidiaries, operates a national chain of off-price retail stores offering ladies’, men’s and children’s apparel and accessories, home goods, baby products and coats, principally under the name Burlington Stores.

For more information about Burlington Stores, Inc., visit the Company’s website at www.burlingtonstores.com.

Investor Relations Contact:

Robert L. LaPenta, Jr.

855-973-8445

Info@BurlingtonInvestors.com

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands, except share and per share data)

	May 3, 2014	February 1, 2014	May 4, 2013

ASSETS
Current Assets:
Cash and Cash Equivalents	$69,490	$132,984	$102,672
Restricted Cash and Cash Equivalents	32,100	32,100	34,800
Accounts Receivable, Net of Allowances for Doubtful Accounts	44,084	35,678	46,362
Merchandise Inventories	707,627	720,052	727,219
Deferred Tax Assets	14,850	13,475	9,337
Prepaid and Other Current Assets	77,537	77,708	74,294
Prepaid Income Taxes	5,326	4,523	7,002

Total Current Assets	951,014	1,016,520	1,001,686
Property and Equipment—Net of Accumulated Depreciation and Amortization	907,772	902,657	871,610
Tradenames	238,000	238,000	238,000
Favorable Leases—Net of Accumulated Amortization	285,933	292,553	313,200
Goodwill	47,064	47,064	47,064
Other Assets	117,976	124,298	122,640

Total Assets	$2,547,759	$2,621,092	$2,594,200

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts Payable	$575,912	$542,987	$630,660
Other Current Liabilities	249,188	301,803	221,575
Current Maturities of Long Term Debt	1,070	59,026	9,737

Total Current Liabilities	826,170	903,816	861,972
Long Term Debt	1,366,414	1,369,159	1,671,658
Other Liabilities	255,456	255,877	230,661
Deferred Tax Liabilities	235,986	242,708	251,167

Common Stock, Class L	—	—	1,034,729

Stockholders’ Deficit:
Preferred Stock, $0.0001 Par Value: Authorized: 50,000,000 shares; no shares issued and outstanding Common Stock, $0.0001 Par Value: Authorized: 500,000,000 shares at May 3, 2014 and February 1, 2014 and 568,416,244 shares at May 4, 2013	—	—	—
Issued: 74,712,389 shares at May 3, 2014, 74,218,275 shares at February 1, 2014 and 517,979,682 shares at May 4, 2013
Outstanding: 74,060,779 shares at May 3, 2014, 73,686,524 shares at February 1, 2014 and 513,167,094 shares at May 4,2013	7	7	47
Additional Paid-In-Capital	1,351,772	1,346,259	—
Accumulated Deficit	(1,480,635)	(1,492,409)	(1,456,030)
Treasury Stock at cost	(7,411)	(4,325)	(4)

Total Stockholders’ Deficit	(136,267)	(150,468)	(1,455,987)

Total Liabilities and Stockholders’ Deficit	$2,547,759	$2,621,092	$2,594,200

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(unaudited)

(All amounts in thousands)

	Three Months Ended
	May 3, 2014	May, 4 2013
REVENUES:
Net Sales	$1,128,269	$1,065,013
Other Revenue	7,589	7,976

Total Revenue	1,135,858	1,072,989
COSTS AND EXPENSES:
Cost of Sales	698,461	667,653
Selling and Administrative Expenses	347,021	327,704
Costs Related to Debt Amendments and Secondary Offering	424	8,854
Stock Option Modification Expense	828	—
Restructuring and Separation Costs	—	1,625
Depreciation and Amortization	41,208	43,992
Impairment Charges—Long-Lived Assets	19	51
Other Income, Net	(1,896)	(2,546)
Loss on Extinguishment of Debt	3,681	—
Interest Expense (Inclusive of Gain (Loss) on Interest Rate Cap Agreements)	26,552	34,303

Total Costs and Expenses	1,116,298	1,081,636

Income (Loss) Before Income Tax Expense (Benefit)	19,560	(8,647)
Income Tax Expense (Benefit)	7,786	(3,084)

Net Income (Loss)	$11,774	$(5,563)

Total Comprehensive Income (Loss)	$11,774	$(5,563)

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	May 3, 2014	May 4, 2013
OPERATING ACTIVITIES
Net Income (Loss)	$11,774	$(5,563)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Depreciation and Amortization	41,208	43,992
Amortization of Deferred Financing Costs	2,229	2,043
Impairment Charges—Long-Lived Assets	19	51
Accretion of Senior Notes	571	795
Interest Rate Cap Contracts—Adjustment to Market	1	60
Provision for Losses on Accounts Receivable	37	34
Deferred Income Tax (Benefit)	(8,098)	(5,376)
Loss (Gain) on Disposal of Fixed Assets Leasehold Improvements	194	(39)
Non-Cash Loss on Extinguishment of Debt—Write-off of Deferred Financing Costs and Original Issue Discount	2,521	—
Non-Cash Stock Compensation Expense	1,367	510
Non-Cash Rent Expense	(5,539)	(3,285)
Deferred Rent Incentives	8,729	7,386
Excess Tax Benefit (Expense) from Stock Based Compensation	3,404	(64)
Insurance Recoveries	—	830

Changes in Assets and Liabilities:
Accounts Receivable	(10,438)	(7,338)
Merchandise Inventories	12,425	(47,029)
Prepaid and Other Current Assets	(632)	(7,835)
Accounts Payable	32,925	130,254
Other Current Liabilities	(46,511)	(14,702)
Other Long Term Assets and Long Term Liabilities	736	979

Net Cash Provided by Operating Activities	46,922	95,703

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	May 3, 2014	May 4, 2013
INVESTING ACTIVITIES
Cash Paid for Property and Equipment	(45,985)	(29,764)
Proceeds from Sale of Property and Equipment and Assets Held for Sale	108	114

Net Cash Used in Investing Activities	(45,877)	(29,650)

FINANCING ACTIVITIES
Proceeds from Long Term Debt—ABL Line of Credit	115,000	155,000
Principal Payments on Long Term Debt—ABL Line of Credit	(115,000)	(155,000)
Principal Payments on Long Term Debt—Term Loan	(3,955)	—
Proceeds from Long Term Debt—Holdco Notes	—	343,000
Principal Payments on Long Term Debt—Holdco Notes	(58,000)	—
Repayment of Capital Lease Obligations	(240)	(253)
Payment of Dividends	—	(336,000)
Purchase of Treasury Shares	(3,086)	—
Proceeds from Stock Option Exercises and Related Tax Benefits	742	64
Deferred Financing Costs	—	(13,528)

Net Cash Used in Financing Activities	(64,539)	(6,717)

(Decrease) Increase in Cash and Cash Equivalents	(63,494)	59,336
Cash and Cash Equivalents at Beginning of Period	132,984	43,336

Cash and Cash Equivalents at End of Period	$69,490	$102,672

Supplemental Disclosure of Cash Flow Information:
Interest Paid	$39,515	$35,797

Net Income Tax Payments	$35,193	$1,150

Non-Cash Investing Activities:
Accrued Purchases of Property and Equipment	$14,763	$10,427

Acquisition of Capital Lease	$—	$1,538

Adjusted Net Income, Pro Forma Adjusted Net Income per Share and Adjusted EBITDA

The following tables calculate the Company’s Adjusted Net Income, Pro Forma Adjusted Net Income Per Share and Adjusted EBITDA (earnings before net interest expense and loss on extinguishment of debt, taxes, depreciation, amortization and impairment, stock option modification expense, advisory fees and costs related to debt amendments and secondary offering), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as consolidated net income (loss) for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments and secondary offering, (iii) loss on the extinguishment of debt, (iv) impairment charges, (v) advisory fees and (vi) stock option modification expense, all of which are tax effected to arrive at Adjusted Net Income.

Pro Forma Adjusted Net Income per Share is defined as Adjusted Net Income divided by the pro forma weighted average shares outstanding, as defined in the table below.

The Company presents Adjusted Net Income, Pro Forma Adjusted Net Income per Share and Adjusted EBITDA because it believes they are useful supplemental measures in evaluating the performance of the business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income, Pro Forma Adjusted Net Income per Share and Adjusted EBITDA provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income, Pro Forma Adjusted Net Income per Share and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of Net Income (Loss) to Adjusted Net Income for the three months ended May 3, 2014 compared with the three months ended May 4, 2013:

	(unaudited) (in thousands, except per share data)
	Three Months Ended
	May 3, 2014	May 4, 2013
Reconciliation of Net Income (Loss) to Adjusted Net Income:
Net Income (Loss)	$11,774	$(5,563)
Net Favorable Lease Amortization (a)	6,571	8,830
Costs Related to Debt Amendments and Secondary Offering (b)	424	8,854
Stock Option Modification Expense (c)	828	—
Loss on Extinguishment of Debt (d)	3,681	—
Impairment Charges (e)	19	51
Advisory Fees (f)	66	1,072
Tax Effect (g)	(4,751)	(7,109)

Adjusted Net Income	$18,612	$6,135

Pro Forma Diluted Weighted Average Shares Outstanding (h)	75,468,818	72,391,640
Pro Forma Diluted Adjusted Net Income Per Share	$0.25	$0.08

a)	Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the acquisition of BCFWC on April 13, 2006 by affiliates of Bain Capital Partners, LLC (along with its associated investment funds, or any successor to its investment management business, Bain Capital) in a take private transaction, and are recorded in the line item “Depreciation and Amortization” in our May 3, 2014 Condensed Consolidated Statement of Operations and Comprehensive Income (Loss).
b)	Costs are primarily related to our secondary offering in Fiscal 2014 and advisory and professional fees associated with Amendment No. 2 to our Senior Secured Term Loan Credit Agreement in February 2013.
c)	Represents expenses incurred as a result of our May 2013 stock option modification.
d)	Represents losses incurred in accordance with Topic No. 405 related to the April 2014 partial redemption of our Holdco Notes and the excess cash flow payment of our Term Loan Facility.
e)	Represents impairment charges on long lived assets.
f)	For Fiscal 2014, amounts represent reimbursement for out-of-pocket fees and expenses that are payable through the end of the 10-year term of our advisory agreement with Bain Capital. For Fiscal 2013, amounts primarily represent the annual advisory fee of Bain Capital expensed during the fiscal periods in connection with our advisory agreement with Bain Capital which was terminated on October 2, 2013 in connection with our initial public offering. All amounts are recorded in the line item “Selling and Administrative Expenses” in our May 3, 2014 Condensed Consolidated Statement of Operations and Comprehensive Income (Loss).
g)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (f).
h)	Pro Forma Weighted Average Shares Outstanding give effect to (a) the cancellation of all existing Class A common stock, (b) the conversion of the Company’s Class L common stock into Class A common stock, (c) the 11-for-1 split of the Company’s Class A common stock, (d) the reclassification of the Company’s Class A common stock and (e) the issuance of 15,333,333 common shares associated with the Company’s initial public offering as if it occurred on February 3, 2013.

The following table shows the Company’s reconciliation of Net Income (Loss) to Adjusted EBITDA for the three months ended May 3, 2014 compared with the three months ended May 4, 2013:

	(unaudited) (in thousands)
	Three Months Ended
	May 3, 2014	May 4, 2013
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$11,774	$(5,563)
Interest Expense	26,552	34,303
Interest Income	(12)	(75)
Loss on Extinguishment of Debt (d)	3,681	—
Costs Related to Debt Amendments and Secondary Offering (b)	424	8,854
Stock Option Modification Expense (c)	828	—
Advisory Fees (f)	66	1,072
Depreciation and Amortization	41,208	43,992
Impairment Charges (e)	19	51
Tax Expense	7,786	(3,084)

Adjusted EBITDA	$92,326	$79,550